INVESTMENT ADVISORY AGREEMENT

Agreement made as of May 21, 2021 between Jacob Funds Inc., a Maryland corporation (the “Corporation”), and Jacob Asset Management of New York LLC, a Delaware limited liability company (the “Adviser”), and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

WHEREAS, the Corporation is registered under the Investment Company Act of 1940 (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Corporation is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Corporation intends to offer shares of the series listed on Schedule A hereto (the “Funds”), as such exhibit may be amended from time to time (included in the defined term Funds); and

WHEREAS, each Fund will be listed as an exchange-traded fund (“ETF”); and

WHEREAS, the Corporation desires to retain the Adviser as investment adviser, to furnish certain investment advisory and portfolio management services to the Corporation with respect to the Funds, and the Adviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the sufficiency of which is hereby acknowledged, it is agreed between the parties hereto as follows:

1.    APPOINTMENT AND DELIVERY OF DOCUMENTS.

(a)    The Corporation hereby appoints the Adviser as investment adviser of the Corporation and each Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)    The Corporation will deliver to the Adviser copies of the Corporation’s articles of incorporation and bylaws (collectively, as amended from time to time, the “Governing Documents”). The Adviser will deliver to the Corporation a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”). The Adviser shall promptly furnish the Corporation with all material amendments of or supplements to the Code and shall furnish the Corporation with all updated versions of the Code at least annually.

2.    REPRESENTATIONS AND DUTIES OF ADVISER.

(a)    Subject to the supervision and direction of the Corporation’s Board of Directors (each, a “Director,” and collectively, the “Board”), the Adviser will provide a continuous investment program for each Fund, including investment research and management with respect to all securities and investments and cash equivalents in each Fund. The Adviser will determine, from time to time, what securities and other investments will be purchased, retained or sold by each Fund. In making purchases and sales of securities and other investment assets for each Fund, the Adviser shall comply with the directions set from time to time by the Board as well as the limitations imposed by (i) the Governing Documents; (ii) the relevant Fund’s currently effective registration statement of the Corporation under the Securities Act of 1933 (the “1933 Act”), and the 1940 Act, and any amendments or supplements thereto (the “Registration Statement”); and (iii) the limitations in the 1940 Act, the 1933 Act, the Internal Revenue Code of 1986, as amended, and other applicable laws.

(b)    The Adviser agrees that, in placing orders with brokers, it will attempt to obtain the best net result in terms of price and execution; provided that, consistent with Section 28(e) of the Securities and Exchange Act of 1934 (the “1934 Act”), the Adviser may cause a Fund to pay to any broker-dealer who provides such services a commission that exceeds the commission the Fund might have paid to a different broker-dealer for the same transaction if the Adviser determines in good faith that the commission was reasonable in relation to the value of research, analysis, advice and similar services provided by the broker-dealer, valued in terms of that particular transaction or the Adviser’s overall responsibilities with respect to the accounts as to which the Adviser exercises investment discretion. The Adviser may aggregate sales and purchase orders of the assets of a Fund with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliates. Whenever the Adviser simultaneously places orders to purchase or sell the same asset on behalf of a Fund and one or more other accounts advised by the Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(c)    The Adviser will maintain records relating to portfolio transactions on behalf of the Funds, and placing and allocation of brokerage orders, as are required to be maintained by the Corporation under the 1940 Act. The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement that are required to be prepared and maintained by the Adviser or the Corporation pursuant to applicable law. To the extent required by law, the books and records pertaining to the Corporation that are in possession of the Adviser shall be the property of the Corporation. The Corporation or its representatives shall have access to such books and records at all times during the Adviser’s normal business hours. Upon the reasonable request of the Corporation, copies of any such books and records shall be provided promptly by the Adviser to the Corporation or its representatives.

(d)          The Adviser will provide the Funds’ custodian and fund accountant on each business day with such information relating to all transactions concerning the Funds’ assets as the custodian and fund accountant may reasonably require to provide contracted-for services to the Corporation and Funds. The Adviser will also assist in any fair valuation of Fund assets for any asset for which a Fund’s fund accountant cannot obtain prices in the ordinary course of business.

(e)    Adviser will furnish the Board with such information and reports as the Board may reasonably request in connection with the Adviser’s services hereunder. The Adviser will notify the Corporation of any change of control of the Adviser and any changes in the key personnel who are either the portfolio manager(s) of a Fund or senior management of the Adviser, in each case prior to or promptly after such change.

(f)    The Adviser shall determine and make such modifications to the identity and number of shares of the securities to be accepted pursuant to such Fund’s underlying index (for an index ETF) or portfolio (for an actively managed ETF), as applicable (such securities, the “creation basket”), in exchange for creation units for each Fund, and the securities that will be applicable that day to redemption requests received for such Fund (the “redemption basket”), including as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Corporation’s custodian or other service provider, as necessary, with respect to such designations). The Adviser shall determine the securities to be included in any “custom basket” pursuant to Rule 6c-11 of the 1940 Act and any compliance policies and procedures of the Corporation related thereto.

(g)    The Adviser represents and warrants that: (i) it is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Corporation of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise.

3.    USE OF NAME. The Adviser hereby issues a revocable, non-exclusive license to the Corporation to use the name “Jacob” or any variant thereof in connection with the name of the Corporation or any of the Funds, only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, and the Adviser retains full ownership of such term together with the sole and exclusive right to associate the “Jacob” name with the Funds.

4.    FURTHER DUTIES. In all matters relating to the performance of this Agreement, the Adviser will act in conformity with (i) the Governing Documents; (ii) relevant Fund’s Registration Statement; (iii) the instructions and directions of the Board; and (iv) the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations applicable to the Corporation and the Funds.

5.    SERVICES NOT EXCLUSIVE. The services furnished by the Adviser hereunder are not to be deemed exclusive, and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby, or unless otherwise agreed to by the parties hereunder in writing. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a Director, officer or employee of the Corporation, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.    EXPENSES.

(a)    During the term of this Agreement, except for (i) the fee payment under this Agreement, (ii) payments under each Fund’s Rule 12b-1 plan, (iii) brokerage commissions and other expenses incidental to transactions in portfolio securities or instruments, (iv) acquired fund fees and expenses, (v) taxes (including accrued deferred tax liability), (vi) interest (including borrowing costs and dividend expenses on securities sold short and overdraft charges), (vii) litigation expenses (including litigation to which the Corporation or a Fund may be a party and indemnification of the Directors and officers with respect thereto), and (viii) other extraordinary or non-routine expenses (including expenses arising from mergers, acquisitions or similar transactions involving any Fund), the Adviser shall pay all of the ordinary operating expenses of each Fund that each Fund would be otherwise required to pay, including but not limited to:

(1)    Salaries, Expenses and Fees of Certain Persons. All salaries, expenses, and fees of those Directors and officers of the Corporation who are also officers, directors/trustees, partners, or employees of Adviser or its affiliates;

(2)    Preparing, Printing and Mailing of Certain Documents. The costs of preparing, setting in type, printing and mailing of Prospectuses; Prospectus supplements; SAIs; annual, semiannual and periodic reports; notices and proxy solicitation materials required to be furnished to shareholders of the Corporation or regulatory authorities; and all tax returns;

(3)    Registration Fees and Expenses. All legal, registration, filing and other fees and expenses incurred in connection with the affairs of the Corporation, including those incurred with respect to registering its shares with, or other requirements of, regulatory authorities, and any amendments or supplements that may be made from time to time;

(4)    Custodian and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Corporation’s cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any;

(5)    Independent Accountant and Corporation Counsel Fees and Expenses. The charges for the services and expenses of the independent accountants and legal counsel retained by the Corporation, for itself;

(6)    Independent Board Member and Independent Counsel. The compensation and expenses of the Independent Board Members (as defined below) and fees and expenses of counsel to the Independent Board Members;

(7)    Transfer Agent. The charges and expenses of maintaining shareholder accounts, including all charges of transfer, bookkeeping, and dividend disbursing agents appointed by the Corporation;

(8)    Trade Association Fees. Any membership fees, dues or expenses incurred in connection with the Corporation’s membership in any trade association or similar organizations, as approved by the Directors;

(9)    Bonding and Insurance. All insurance premiums for fidelity and other coverage, as approved by the Directors;

(10)    Shareholder and Board of Directors Meetings. All expenses incidental to holding shareholders and Directors meetings, including the costs of printing notices and proxy materials, and proxy solicitation fees and expenses; and

(11)    Pricing. All expenses of pricing of the net asset value per share of each Fund, including the cost of any equipment or services to obtain price quotations.

(b)    The payment or assumption by the Adviser of any expense of the Corporation that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Corporation on any subsequent occasion.

7.    COMPENSATION.

For the services to be provided by the Adviser hereunder with respect to each Fund listed on Schedule A attached hereto, as it may be amended from time to time, the Corporation shall pay to the Adviser a fee in the amount set forth in Schedule A to this Agreement with respect to each Fund, so long as the Adviser has not waived all or a portion of such compensation. The Adviser’s fees shall be accrued by the Corporation daily and shall be payable monthly in arrears on the first business day of each calendar month for services performed hereunder during the prior calendar month. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.

8.    DELEGATION.

(a)    Subject to the prior approval of a majority of the members of the Corporation’s Board, including a majority of the Board members who are not “interested” within the meaning of the 1940 Act (the “Independent Board Members”), or pursuant to any exemptive relief issued by the U.S. Securities and Exchange Commission (the “SEC”), the Adviser may, through a sub-advisory agreement or other arrangement, delegate to any other company, or to more than one such company, to the extent permitted by applicable law, certain of the Adviser’s duties enumerated in section 2 hereof; provided, that the Adviser shall continue to supervise and oversee the services provided by such company or employees and any such delegation shall not relieve Adviser of any of its obligations hereunder.

(b)    Subject to the provisions of this Agreement, the duties of any sub-adviser or delegate, the portion of portfolio assets of a Fund that the sub-adviser or delegate shall manage, and the fees to be paid to the sub-adviser or delegate by the Adviser under and pursuant to any sub-advisory agreement or other arrangement entered into in accordance with this Agreement, may be adjusted from time to time by the Adviser, subject to the prior approval of a majority of the Independent Board Members.

9.    STANDARD OF CARE; LIMITATIONS OF LIABILITY.

(a)    The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund, the Corporation or any of its shareholders, in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties, or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of the Adviser, who may be or become an officer, Director, employee or agent of the Corporation, shall be deemed, when rendering services to any Fund or the Corporation, or acting with respect to any business of such Fund or the Corporation, to be rendering such service to or acting solely for the Fund or the Corporation, and not as an officer, director, employee, or agent, or otherwise as a person under the control or direction of the Adviser, even though paid by the Adviser.

(b)    The Adviser is expressly put on notice of, and hereby acknowledges and agrees to, the limitation of shareholder liability as set forth in the Governing Documents of the Corporation, and agrees that the obligations assumed by the Corporation under this contract shall be limited in all cases to the Corporation and its assets. The Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Corporation, nor shall the Adviser seek satisfaction of any such obligation from the Directors or any individual Director of the Corporation. The Adviser understands that the rights and obligations of each Fund of the Corporation under the Governing Documents are separate and distinct from those of any and all other series.

(c)    Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d)    Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

10.    DURATION AND TERMINATION.

(a)    This Agreement shall become effective with respect to a Fund upon the effective date as set forth on Schedule A attached hereto, provided that, with respect to any Fund, this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of the Independent Board Members cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of that Fund’s outstanding voting securities, if required by the 1940 Act or other applicable law and subject to exemptive or other relief granted by the SEC or its staff.

(b)    Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the effective date for each Fund as set forth on Schedule A attached hereto. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually: (i) by a vote of a majority of the Independent Board Members of the Corporation, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or, with respect to any given Fund, by vote of a majority of the outstanding voting securities of such Fund; in each case if required by the 1940 Act or other applicable law and subject to exemptive or other relief granted by the SEC or its staff.

(c)    Notwithstanding the foregoing, with respect to any Fund, this Agreement may be terminated at any time, without the payment of any penalty, (i) by vote of the Board, on 60 days’ written notice to the Adviser, (ii) by a vote of a majority of the outstanding voting securities of such Fund, on 60 days’ written notice to the Adviser or (iii) by the Adviser, on 60 days’ written notice to the Corporation. Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund. This Agreement will automatically terminate in the event of its assignment.

11.    AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement as to any given Fund shall be effective until approved by vote of a majority of such Fund’s outstanding voting securities, if required by the 1940 Act or other applicable law. No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund, nor shall any such amendment require the vote of the shareholders of any other Fund.

12.    MISCELLANEOUS.

(a)    Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that to the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

(b)    Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)    Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(d)    Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e)    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(f)    Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(g)    Notices. Notices, requests, instructions and communications sent to the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given, provided such notice was provided by a reputable overnight courier, facsimile, or return receipt email.

(h)    Meaning of Terms. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “national securities exchange,” “net assets,” “prospectus,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. All references to the 1933 Act, 1934 Act or 1940 Act shall be deemed to incorporate any rules, regulations, SEC interpretations or orders thereunder. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, interpretation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(i)    Binding Agreement. Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

Jacob Funds Inc.	Jacob Asset Management of New York LLC

/s/ Ryan I. Jacob	/s/ Ryan I. Jacob
Ryan I. Jacob	Ryan I. Jacob
President, CEO and Chairman of the Board of Directors	President and CEO

SCHEDULE A

Fund	Fee Rate	Effective Date
Jacob Forward ETF	0.75%	May 21, 2021